EXHIBIT 11.1

                              EARNINGS PER SHARE TABLE


                                             Years ended September 30,
                                        -----------------------------------
                                            1997        1998        1999
                                        ----------- ----------- -----------

Net Income                               $   8,954   $   6,681   $   3,633

Weighted average number of
  shares for BASIC net income
  per common share                      11,504,500  11,516,631  11,527,400

Net income per share - BASIC              $   0.78    $   0.58    $   0.32
                                        =========== =========== ===========


Weighted average number of
  shares for DILUTED net
  income per common share               11,605,706	  11,614,692	  11,527,400

Net income per share - DILUTED            $   0.77	    $   0.58    $   0.32
                                        =========== =========== ===========






























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